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                                                                   EXHIBIT 10.5

                                   DEVELOPMENT AND
                             COMMERCIALIZATION AGREEMENT

    THIS DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (together with the attached Schedule, the "Agreement") is dated as of September 25, 1997 (the "Effective Date") by and between Genzyme Transgenics Corporation, a Massachusetts corporation with a business address at Five Mountain Road, Framingham, Massachusetts 01701-9322 ("GTC") and Advanced Cell Technology, Inc., a Delaware corporation with a business address at One Innovation Drive, Worcester, Massachusetts 01605 ("ACT").

1.  Background.

    1.1. GTC. GTC is a biopharmaceutical company with experience in the production of recombinant human proteins/products in the milk of animals through the application of transgenic technology. GTC has developed proprietary technologies suitable for the transgenic production of recombinant human serum albumin ("hSA"), and has a program to produce hSA in the milk of transgenic cattle.

    1.2. ACT. ACT is engaged in, among other fields, the research and development of [*] and the cloning of transgenic cattle derived therefrom.

    1.3. hSA Project.   GTC and ACT are interested in the development  of
         Transgenic Cattle (defined below) generated through application of the ACT Technology (defined below) which produce hSA, in their milk, and the commercialization of such transgenically produced hSA.

    1.4. Other Projects.   GTC and ACT also are interested in the development
         of Transgenic Cattle generated through application of the ACT Technology which produce other recombinant proteins/products in their milk, and the commercialization of such transgenically produced proteins/products.

    1.5. Exclusive Relationship with GTC. Subject to the terms and conditions of this Agreement, ACT shall work exclusively with GTC in the Field (defined below).

2. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

    2.1. "Affiliate" means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with a Party. For purposes of this Section 2.2, "control" means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty

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         percent (50%) of the equity interest with the power to direct the management and policies of such noncorporate entities. Notwithstanding the foregoing, Genzyme Corporation shall be deemed an Affiliate of GTC for purposes of this Agreement.

    2.2. "ACT Patent Rights" means any and all patents and patent applications owned or licensed by ACT in which ACT has a licensable interest and which exists as of the date of this Agreement or which come into existence during the term of this Agreement which are useful, necessary or required for the Parties to perform their respective obligations under this Agreement. ACT Patent Rights shall include any reissues, extensions (or other governmental acts which effectively extend the period of exclusivity by the patent holder), substitutions, confirmations, registrations, revalidations, additions, continuations, continuations-in-part, divisions or foreign counterparts of or to the foregoing patent rights. ACT Patent Rights include, without limitation, the patents and patent applications listed on Schedule A attached to this Agreement.

    2.3. "ACT Technology" means the following which are owned or controlled by ACT during the term of this Agreement which are useful, necessary or required for the Parties to perform their respective obligations under this Agreement: confidential information, knowledge and data, including but not limited to, inventions (whether patentable or not), trade secrets, ideas, designs, drawings, know-how, processes, techniques and like technological information pertaining to the derivation, maintenance and use of [*] for the generation of transgenic or other cattle. Additionally, ACT Technology shall include any process described within the ACT Patent Rights.

    2.4. "BLA" means a United States biologics license application or its foreign counterparts.

    2.5. "Confidential Information" includes, without limitation, any scientific, technical, trade or business information disclosed by one party to the other which is treated or otherwise identified by the party providing such information as confidential or proprietary.

         "Confidential Information" does not include information which (a) was known to the receiving Party at the time it was disclosed, other than by previous disclosure by the disclosing Party, as evidenced by written records at the time of disclosure; (b) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (c) is lawfully and in good faith made available to the receiving Party by a third party who did not derive it from the disclosing Party and who imposes no obligation of confidence on the receiving Party; or (d) is developed by the receiving Party independent of any disclosure by the disclosing Party.

    2.6. "Developments" include, without limitation, discoveries, inventions,


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         developments, patents and patent rights, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, writings, documentation, data and rights (whether or not protectible under state, federal, or foreign patent, trademark, copyright or similar laws) that are conceived, discovered, invented, developed, created, made or reduced to practice by or on behalf of one or both of the Parties in performing their respective obligations under this Agreement.

    2.7. "FDA" means the United States Food and Drug Administration.

    2.8. "Field" means the manufacture, use, import, sale or other commercialization of (a) recombinant human proteins/products which are produced in the milk of Transgenic Cattle for pharmaceutical, Nutraceutical and/or other therapeutic uses, (b) other recombinant proteins/products which are produced in the milk of Transgenic Cattle for such uses in humans, and (c) the Transgenic Cattle which produce such proteins/products. The Field does not include the development of Transgenic Cattle for any other purposes, including, without limitation, the development of cattle with improved agricultural and/or veterinary characteristics (e.g., milk yields, animal size or disease resistance).

    2.9. "GTC Technology" means the following which are owned or controlled by
         GTC: confidential information, knowledge and data, including but not limited to, inventions (whether patentable or not), trade secrets, ideas, designs, drawings, know-how, processes, techniques and like technological information pertaining to the transgenic production of recombinant proteins/products in the milk of transgenic animals, which are useful, necessary or required for the Parties to perform their respective obligations under this Agreement.

   2.10. hSA Project" means the production, through application of the ACT Technology, of Transgenic Cattle which contain the hSA transgene and express hSA in their milk, as set forth on the hSA Project Summary attached to this Agreement as Schedule B.

   2.11. Net Sales" means the aggregate United States dollar equivalent of gross revenues derived by or paid to GTC (or its Affiliates, if applicable) from or on account of the sales or transfers of the Transgenic Cattle developed by ACT under this Agreement, or the proteins/products produced in the milk of such Transgenic Cattle, to third parties which are not Affiliates, less
         (a) reasonable credits or allowances, if any, actually granted on account of price adjustments, recalls, rejection or return of items previously sold, (b) excises, sales taxes, value added taxes, consumption taxes, duties or other taxes imposed upon and paid with respect to such sales (excluding income or franchise taxes of any kind) and (c) separately itemized insurance and transportation costs incurred in shipping such proteins/products to such third parties. No deduction shall be

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         made for any item of cost incurred by GTC in preparing, manufacturing, shipping or selling such proteins/products except as permitted pursuant to clauses (a), (b) and (c) of the foregoing sentence.

         In addition, in order to ensure the full royalty payments contemplated under this Agreement, in the event any Transgenic Cattle or the proteins/products produced in the milk of such Transgenic Cattle are sold to any Affiliate or corporation, firm or association with which GTC has an agreement, understanding or other arrangement with respect to other forms of consideration (for example, an option to purchase stock or actual stock ownership; an arrangement involving division of profits or special rebates or allowances) royalties shall be calculated for sales of such Transgenic Cattle/proteins/products based upon the fair market value of such Transgenic Cattle/proteins/products, as determined by the Liaison Committee.

         Notwithstanding the foregoing, no transfer of such proteins/products for testing, pre- clinical, clinical or developmental purposes or as samples shall be considered a sale hereunder for accounting and royalty purposes.

   2.12. "Nutraceutical" means any food or other preparation intended for consumption by humans which, when taken into the human body, (a) serves to nourish or build up tissues or supply energy and/or (b) maintains, restores or supports adequate nutritional status or metabolic function.

   2.13. "Party" means GTC or ACT; "Parties" means GTC and ACT.

   2.14. "Transgenic Cattle" means cattle (including, without limitation, transgenic eggs, semen and embryos and progeny thereof) that are produced under this Agreement (a) with or by use of the ACT Technology, (b) are transfected with GTC's recombinant DNA constructs and (c) are used for the sole purpose of transgenic production of recombinant proteins/products in milk.

3.  Liaison Committee.   Within thirty (30) days of the Effective Date, GTC and
    ACT shall form a committee (the "Liaison Committee") to coordinate the Parties' activities under this Agreement. The Liaison Committee shall consist of four (4) members, two (2) of whom shall be designated by GTC and two (2) of whom shall be designated by ACT. Each Party may assign its members to the Liaison Committee as it deems appropriate, and designated substitutes may represent Liaison Committee members at regularly scheduled meetings at the discretion of the substituting Party. The Liaison Committee will meet at least once per calendar quarter, alternating between GTC and ACT locations, to assess the progress under this Agreement. In addition to reports to, and meetings of, the Liaison Committee, there will be frequent communications among the scientists and project managers to keep ACT and GTC advised of current activities of the Parties under this Agreement.


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4.  hSA Project.

    4.1. hSA Project Summary. Immediately upon execution of this Agreement, the Parties will initiate the hSA Project pursuant to the hSA Project Summary attached to this Agreement as Schedule B. The hSA Project Summary may be modified only by agreement of the Parties.

    4.2. Responsibilities of ACT for hSA Project.

         a. Conduct of the hSA Project. ACT shall provide qualified technical and managerial staff to conduct the hSA Project. ACT shall provide a team of at least two individuals (the "ACT's hSA Project Team") to supply expertise in the areas of [*].

         b. Provision of Facilities. ACT shall provide all facilities and equipment acceptable to GTC which are necessary for the conduct of the hSA Project, including space, housing and utilities services necessary to maintain [*]. All bovine stock for the hSA Project will be housed at a facility controlled by ACT or, with GTC's prior written consent, an ACT designated facility under the control of a third party.

         c. Sources of Cattle. ACT shall provide heifers selected in accordance with good agricultural practice ("GAP") criteria provided by GTC and agreed upon by ACT, as are necessary to conduct the hSA Project. All Transgenic Cattle used and/or produced by ACT under this Agreement shall be free from bovine spongiform encephalopathy and/or other infectious agents. If, at any time during the term of this Agreement, ACT and/or GTC have any reason to believe (or have any reason to conclude that a governmental regulatory authority believes) that bovine spongiform encephalopathy and/or other infectious agents have or may be detected in cattle in the United States, ACT will promptly institute procedures acceptable to the Parties to ensure the health of the Transgenic Cattle used and/or produced by ACT under this Agreement.

         d.   [*]

         e. Care of Animals. ACT or its designee shall have sole responsibility for the care and maintenance of all bovine stock used and generated during the hSA Project, as defined in the hSA Project Summary. ACT shall also provide all required feed and veterinary care.

         f. Animal Welfare Regulations. The hSA Project shall undergo then-applicable animal welfare and animal research committee review and approval by GTC and ACT in accordance with then-applicable standards.



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         g.   Compliance with Other Regulations.  ACT shall conduct all aspects of the hSA Project in full compliance with USDA, FDA and other regulatory requirements for the production of clinical-grade proteins/products in the milk of transgenic animals; provided, however, in the event that regulatory requirements significantly and materially change during the term of this Agreement for the hSA project or other projects under Section 5, below, such that ACT's compliance therewith would result in significantly increased costs for ACT, then such change in regulatory requirements shall be deemed an event of force majeure under this Agreement; and further provided, that in the event of force majeure under this Section, GTC, at its option, may elect the remedies set forth in Section 7.10 of this Agreement for any project for which ACT has declared an event of force majeure.
              GTC shall have the ongoing right to audit ACT's compliance with this Section and other Sections of the Agreement to ensure such compliance.

    4.3. Responsibilities of GTC for hSA Project.

         a. GTC's hSA Project Team. GTC shall provide a team of two individuals ("GTC's hSA Project Team") to supply expertise in transgenic expression of hSA in the milk of cattle. GTC's hSA Project Team shall consult with ACT's hSA Project Team in the transfection of hSA constructs into [*].

         b. DNA Constructs. GTC's hSA Project Team shall assist ACT's hSA Project Team by providing all necessary DNA constructs jointly deemed necessary by the Parties for use in the hSA Project, including, without limitation, the [*] and/or other suitable selectable markers.

         c. Identification of Transgenic Lines and Animals. GTC shall provide all materials and resources necessary for the identification and evaluation of [*]. Such materials shall include, without limitation, DNA probes and polymerase chain reaction ("PCR") primers.

         d. Other Expertise. GTC's hSA Project Team shall provide additional expertise, as reasonably necessary, during the course of the hSA Project, including, without limitation, lactation induction, and pharmaceutical protein purification, characterization and regulatory advice.

         e. Characterization of Transgenic Cattle. Following the birth of Transgenic Cattle generated during the hSA Project, GTC shall




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              characterize individual animals derived from specific recombinant cell lines, and elect whether to expand the Transgenic Cattle from select cell lines. Characterization shall be comprised of genotyping, animal health and measurement of the levels of hSA in the induced and/or natural lactation of such Transgenic Cattle.

    4.4. hSA Project Compensation. GTC shall pay ACT the following compensation in consideration of ACT's work under the hSA Project:

         a.   Base Fee. GTC shall pay ACT a [*] within [*].

         b. [*]. GTC shall pay ACT a [*] payable in up to [*] with each payment due within [*].

         c. Success Fee. GTC shall pay ACT a [*] upon achievement by ACT of [*]. The success fee shall be paid within [*].

         d.   [*].

         e.   [*].

    4.5. hSA Commercialization. Following characterization of the Transgenic Cattle generated during the hSA Project, GTC may elect from the following options:

         a. ACT to Expand Herd and Produce hSA-Containing Milk. Subject to ACT's consent, GTC may contract with ACT for the expansion of the Transgenic Cattle herd and the production of hSA in the milk of the Transgenic Cattle generated through the use of the ACT Technology. In such event, the Parties shall enter a separate supply agreement, which shall include among its terms, without limitation, the following provisions:

              a. Non-Commercial Supply. ACT shall supply GTC exclusively with hSA-containing milk from Transgenic Cattle, at competitive prices to be agreed upon by the Parties, for use solely by GTC, its Affiliates and corporate partners in processing and testing, and for the conduct of clinical trials (i.e., for non-commercial purposes). The form of such milk and the specifications thereof will be determined by the Liaison Committee.

              b. Herd Expansion Costs. GTC shall pay or reimburse ACT, at commercially reasonable and competitive prices to be agreed upon by the Parties, for the herd expansion necessary for ACT to supply GTC with hSA-containing milk for




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                   non-commercial and commercial purposes, and for any other
                   scale-up expenses authorized by the Liaison Committee.

              c. Commercial Supply. ACT shall use commercially reasonable and diligent efforts (or shall cause a third party acceptable to GTC to use commercially reasonable and diligent efforts) to (a) develop a number of Transgenic Cattle expected to produce sufficient quantities of hSA to meet GTC's (and its Affiliates' and corporate partners') commercial and regulatory requirements for hSA and (b) supply GTC and its Affiliates and corporate partners with the quantities of hSA-containing milk for such commercial purposes, at a commercially reasonable price per gram to be separately agreed to by the Parties. Unless otherwise agree to by the Parties, GTC, at its cost and expense, will process the hSA-containing milk supplied by ACT and formulate the hSA contained therein. GTC shall conduct all necessary testing and other studies, and shall make all regulatory filings, necessary to market and sell transgenically-produced hSA. ACT shall provide GTC with data which relates to hSA produced under this Agreement and ACT's performance of its obligations under this Agreement which is reasonably necessary to support such regulatory filings.

                   In the event GTC elects to have ACT supply it with hSA-containing milk for commercial purposes, the Liaison Committee shall agree upon terms regarding (i) the form of the hSA to be supplied (e.g., hSA-containing whole milk, freeze-dried milk, condensed milk or spray-dried milk); (ii) the specifications for such hSA and milk and the resulting price to be paid therefor; (iii) QA/release testing requirements; (iv) the certificate of analysis; (v) GTC's acceptance testing; (vi) quarterly twelve-month rolling forecast procedures; (vii) order and delivery times; and
                   (viii) other usual and customary terms.

         b.   GTC to Take Possession of Transgenic Cattle.  As set forth in
              Section 7.1, below, all Transgenic Cattle produced by ACT under this Agreement are owned by GTC, and GTC may take possession of some or all of the Transgenic Cattle produced by ACT and may maintain (or have a third party maintain, with ACT's reasonable assistance, as necessary, with such assistance to be paid for by GTC based upon agreements between the Parties, following the procedures set forth in Section 4.4(d) hereof) such Transgenic Cattle at any location; provided, however, (i) GTC shall give ACT the first opportunity (either directly or with a collaborator acceptable to GTC) to expand the herd and produce hSA in the milk


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              of Transgenic Cattle, and to supply such milk to GTC, as provided in Section 4.5(a), above, and (ii) to the extent GTC takes possession of such Transgenic Cattle, (A) GTC shall only use such Transgenic Cattle for the production of hSA from milk and
              (B) GTC may expand such Transgenic Cattle herd using breeding or other techniques which do not use the ACT Patent Rights. For avoidance of doubt, however, the sale of hSA produced in the milk of such Transgenic Cattle shall be subject to royalty payments to ACT, as set forth in Section 7.9, below.

         c. Discontinue Herd Expansion. GTC may discontinue further herd expansion from such Transgenic Cattle.

5.  Other Projects.

    5.1. Development and Commercialization. In addition to the hSA Project, ACT shall collaborate with GTC on the production of (a) other recombinant proteins/products which are produced in the milk of Transgenic Cattle for pharmaceutical and/or Nutraceutical uses in the Field, and (b) the Transgenic Cattle which produce such recombinant proteins/products, on the basic terms set forth in this Agreement (including, without limitation, the terms for hSA set forth in Section 4, above; provided, however, the Parties shall adjust the amount and timing of payments up or down taking into account the size, complexity and commercial nature of each project) and on such other reasonable and customary terms which may be negotiated by the Parties in good faith prior to the commencement of each separate project. The corporate form of such collaborations shall be subject to GTC's requirements under contracts with third parties. In the course of such collaboration, GTC will not require ACT to make significant capital investments or similar long-term expenditure commitments, unless GTC has first (i) discussed with ACT the need for capital investment and other expenditures; (ii) identified appropriate schedules and plans for the use of such capital investments and other expenditures; and
         (iii) provided ACT with reasonable business commitments for the use of such investments and other expenditures in collaborative projects under this Agreement.

    5.2. ACT Exclusivity in Field; Project Scope.

         a. Exclusivity. During the term of this Agreement, ACT shall work exclusively with GTC in the Field, subject to the conversion provision set forth in Section 5.3, below.

         b. Scope. GTC shall use commercially reasonable efforts to collaborate with ACT on commercially available projects which


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              generate the maximum achievable payments to ACT per project per year, such that ACT shall have an opportunity to work efficiently by conducting a limited number of significant projects in return for the annual payments set forth below.

    5.3. Minimum Annual Payments.

         a. Minimum Annual Payments for Initial Two Year Period; Limited Right to Cease Such Payments. GTC agrees that it shall make minimum annual payments of not less than Two Million Dollars ($2,000,000) per year to ACT for calendar years 1998 and 1999 (the "Initial Two Year Period"), except as follows: If, by reason of force majeure, scientific/technical difficulties or legal proceedings or the threat of legal proceedings (for example, without limitation, a patent infringement action brought by a third party), ACT is unable to perform its obligations under this Agreement, and such inability continues for a period of six
              (6) months, GTC shall not be required to continue such minimum annual payments to ACT, and ACT shall have the right at any time thereafter, in its sole discretion and upon sixty (60) days prior written notice to GTC, to convert the exclusive arrangement in the Field to non-exclusive only with respect to any future proteins/products from Transgenic Cattle developed by ACT for GTC under this Agreement; provided, however, GTC may, at its option, preserve the exclusivity of its arrangement with ACT in the Field for such future proteins/products if, within said 60 day period, it pays to ACT the balance of the minimum annual payments due for
              such calendar year.   ACT's arrangement with GTC shall remain
              exclusive for any proteins/products for which GTC has paid ACT development or other payments in a significant funded project under this Agreement.

         b. Minimum Annual Payments for Subsequent Three Year Period; Limited Right to Cease Such Payments. GTC agrees that it shall make minimum annual payments of not less than Two Million Dollars ($2,000,000) per year to ACT for calendar years 2000, 2001 and 2002 (the "Subsequent Three Year Period"), except as follows: If
              (i) by reason of force majeure, scientific/technical difficulties or legal proceedings or the threat of legal proceedings (for example, without limitation, a patent infringement action brought by a third party), ACT is unable to perform its obligations under this Agreement, or (ii) ACT has not achieved milestones (to be set forth on Schedule B on a protein-by protein basis), including, but not limited to, technical success defined to include natural lactation of Transgenic Cattle for any one of the then-existing projects contracted to ACT under this Agreement beginning in calendar year 2000, then GTC shall not be required


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              to continue such minimum annual payments to ACT, and ACT shall have the right at any time thereafter, in its sole discretion and upon sixty (60) days prior written notice to GTC, to convert the exclusive arrangement in the Field to non-exclusive only with respect to any future proteins/products from Transgenic Cattle developed by ACT for GTC under this Agreement; provided, however, GTC may, at its option, preserve the exclusivity of its arrangement with ACT in the Field for such future proteins/products if, within said 60 day period, it pays to ACT the balance of the minimum annual payments due for such calendar year. ACT's arrangement with GTC shall remain exclusive for any proteins/products for which GTC has paid ACT development or other payments in a significant funded project under this Agreement.

         c. Following Subsequent Three Year Period. Beginning in calendar year 2003, GTC shall have the option to continue the exclusive arrangement in the Field by making minimum annual payments of not less than [*] per year to ACT. In the event GTC elects for any reason not to make such minimum annual payments, it shall provide ACT with written notice of such election on or before October 1st in the year prior to the year in which such minimum annual payments would otherwise be due. If ACT has not received such written notice from GTC on or before October 1st in a given calendar year, ACT shall contact GTC within ten (10) business days of October 1st regarding GTC's intention or lack of intention to make minimum annual payments for the following calendar year. Within ten (10) additional business days of receipt of this inquiry from ACT, GTC shall confirm in writing its intentions with respect to such annual minimum payments. If, following the above-stated procedure, GTC has affirmatively elected not to make such minimum annual payments for the next calendar year, then ACT shall have the right, at any time in its sole discretion and upon sixty (60) days prior written notice to GTC, to convert the exclusive arrangement in the Field to non-exclusive only with respect to any future proteins/products from Transgenic Cattle developed by ACT for GTC under this Agreement. ACT's arrangement with GTC shall remain exclusive for any proteins/products for which GTC has paid ACT development or other payments in a significant funded project under this Agreement.

         d. Credits. Unless otherwise adjusted by the Liaison Committee to fairly balance the Parties' interests, up to [*] in minimum annual payments made by GTC under this Section 5.3 in any year solely to preserve exclusivity in the Field shall be creditable against work performed or to be performed by ACT, and against future annual obligations incurred by GTC, on or before October 1st in the next calendar year.


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         e.   Source of Minimum Annual Payments.  The source of the minimum annual payments set forth in this Section may include, without limitation, funds from the hSA Project (other than funds payable under Sections 4.4(a) and (b), above), new project fees, research and development payments (other than success fees paid under Section 5.4), royalties on product sales, or any other payments made to ACT by GTC which specifically and directly relate to its work under this Agreement.

         f. Minimum Annual Payments Subject to Satisfaction of Technical Requirement. GTC's obligation to make minimum annual payments to ACT under this Section 5.3 is subject to ACT satisfying the following requirement: ACT, on an ongoing basis, must provide GTC with sufficient technical information regarding ACT's use and development of the ACT Patent Rights and ACT Technology in the Field, such that the Parties can negotiate a separate Schedule B for each project brought to ACT by GTC under this Agreement.

    5.4. Success Fee. GTC shall pay ACT a success fee upon achievement by ACT of an agreed-upon expression level for each protein produced by ACT or other appropriate success criteria agreed to by the Parties prior to commencement of the particular protein production project. The success fee shall be not less than [*], and may be increased by agreement of the Parties.

6.  Option for Rights to Transgenic Goats and Rabbits; Equity Investment.

    6.1. Option for Rights to Transgenic Goats and Rabbits. GTC shall have an option, exercisable by written notice to ACT during the first eighteen
         (18) months of this Agreement, to expand the scope of this Agreement, including, without limitation, the license set forth in Section 7.6, below, to cover the production, using the ACT Patent Rights and the ACT Technology, of recombinant proteins/products in the milk of cloned transgenic goats and rabbits for use in the Field, on reasonable and customary terms and conditions to be negotiated by the Parties.

    6.2. Equity Investment. Subject to valuation and other terms to be agreed to by the Parties, including, without limitation, restrictions on ACT's rights to sell any such GTC stock, and customary registration and participation rights with respect to any private placement or public offering of securities by ACT, GTC shall acquire equity in ACT, valued at [*], for cash or GTC stock. GTC shall make any such investment (a) within thirty (30) days of the date ACT notifies GTC, and the Liaison Committee confirms, the birth of the first of the Transgenic Cattle produced by ACT for GTC under this Agreement or (b) December 31, 1998, whichever is earlier.

*Confidential Treatment has been requested for the marked portion.

7.  Proprietary Rights.

    7.1. GTC. GTC shall own the GTC Technology, all proprietary DNA constructs, all recombinant cell lines generated with GTC's DNA constructs, and the Transgenic Cattle produced during the hSA Project and other projects under this Agreement.

    7.2. ACT. ACT shall own the ACT Patent Rights and ACT Technology, together with any improvements thereto.

    7.3. Joint Developments. The Parties shall jointly own all Developments conceived, discovered, invented, developed, created, made or reduced to practice by both Parties in the Field in performance of their obligations under this Agreement. Ownership of Developments shall be determined according to U.S. patent law.

    7.4. Filing and Maintenance of Patents on Joint Developments. GTC shall have the right to decide whether or not to seek or continue to seek or maintain patent protection on jointly-developed Developments in any country in the world, and shall have the right, jointly in its and ACT's name, to file for, procure, and maintain patents on any such Developments in any country in the world, with the expenses being borne by GTC. If GTC elects not to seek or continue to seek or maintain patent protection on any jointly- developed Developments in any country in the world, GTC promptly shall notify ACT thereof in writing, and ACT shall have the right, in its name, to file, procure and maintain in such countries patents on such jointly-developed Developments, with the expenses being borne by ACT. GTC agrees to advise ACT in writing of all decisions taken under this Subsection in a timely manner, but in any case at least ninety (90) days prior to the time any action is required, in order to allow ACT to decide to take any such action, and to take such action, related to the jointly-developed Developments.

    7.5. Patent Cooperation. Each Party shall provide the other Party with copies of all substantive communications from all patent offices regarding applications or patents on any jointly-developed Developments promptly after the receipt thereof. Each Party shall provide the other Party with copies of all proposed substantive communications to such patent offices regarding applications or patents on any such jointly-developed Developments in sufficient time before the due date in order to enable the other Party an opportunity to comment on the content thereof. Each Party shall make available to the other Party or its authorized attorneys, agents, or representatives, such of its employees whom the other Party in its reasonable judgment deems necessary in order to assist it in pursuing patent protection for the jointly-developed Developments. Each Party shall sign or use its best efforts to have signed (at no cost to the other Party) all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents on any jointly-developed Developments.

    7.6. License. In order to enable GTC to perform its obligations under, and realize the benefits of, this Agreement, ACT grants to GTC and its
         Affiliates:

         a. an exclusive, worldwide, royalty-bearing license under the ACT Patent Rights; and

         b. an exclusive, worldwide, royalty-bearing license to use the ACT Technology,

         including the right to grant sublicenses, limited to the Field, for the sole and exclusive purposes of (i) using, importing, selling and have sold, the Transgenic Cattle produced by ACT under this Agreement and (ii) making, having made, using, importing, selling and have sold, the proteins/products produced in such Transgenic Cattle, on the basic terms set forth in this Agreement and on such other reasonable and customary terms which may be negotiated by the parties in good faith.

         The licenses granted pursuant to Section 7.6.a shall continue in effect until the expiration of the last patent licensed to GTC hereunder. The licenses granted pursuant to Section 7.6.b. shall continue in effect for twelve (12) years from the date of first commercial sale of product developed by or on behalf of ACT under this Agreement; provided, however, GTC shall have a renewable right to extend such licenses for successive twelve (12) year terms by delivery of written notice to ACT.

    7.7. Conversion to Non-Exclusive Licenses. In the event that GTC fails to meet the minimum annual payment requirements set forth in Section 5.3, above, ACT shall have the right at any time thereafter, upon sixty
         (60) days prior written notice to GTC, to convert the license set forth in Section 7.6, above, from exclusive to non-exclusive with respect to any proteins/products from Transgenic Cattle which, as of such date, are not being developed by ACT for GTC in a significant funded project under this Agreement; provided, however, GTC may, at its option, preserve the exclusivity of such license if, within said 60 day period, it pays to ACT the balance of the annual minimum purchase requirement then due for such calendar year; and further provided, that GTC's license shall remain exclusive with respect to all proteins/products from Transgenic Cattle previously developed by ACT for GTC in a significant funded project under this Agreement.

    7.8. Commercialization Fee. For each transgenic protein produced in Transgenic Cattle developed by ACT under this Agreement, GTC shall pay to ACT a commercialization fee equivalent to [*] of GTC's estimated sales of each such protein during the fifth (5th) year following commercial launch of such protein, with such commercialization fee not to exceed [*] for any one transgenic protein. Such estimate shall be made by GTC in good faith using its best sales projections, and shall be payable to ACT within ninety (90) days of the date GTC's BLA for each such protein is approved by the FDA.

    7.9. Royalties.  GTC shall pay to ACT the following royalties:

         a. Milk from Transgenic Cattle Developed by ACT. GTC shall pay ACT the following applicable percentage of Net Sales during the term of the licenses granted to GTC under Section 7.6, above:

              [*]

         b. Milk from Transgenic Cattle Developed by Third Parties. In the event ACT undertakes a development project for GTC under this Agreement to produce a particular protein in the milk of Transgenic Cattle, and GTC does not use the resulting Transgenic Cattle to produce such protein, but instead produces such protein in cattle developed by GTC outside of this Agreement, then GTC shall pay to ACT a [*] royalty on Net Sales of proteins/products from milk produced in such cattle.

         c. Royalty Rate upon Conversion to Non-Exclusive. In the event ACT's exclusive arrangement with GTC in the Field converts to nonexclusive, as set forth in Section 7.7, above, the royalty payable to ACT on Net Sales of proteins/products from Transgenic Cattle developed by ACT in projects which commenced following such conversion to nonexclusive shall be fifty percent (50%) of the royalty rates set forth above.

         d. Audits. ACT and/or its qualified designated representative shall have the right to audit, in confidence, those books and records of GTC which relate to amounts payable to ACT under this Section
              7.9. Such audits shall require reasonable prior notice to GTC and may not occur more than once per calendar year.

   7.10. Failure or Inability to Perform.

         a. Causes of Nonperformance. If, for any reason, and at any time any of the following events occur, the Parties immediately shall meet to determine and agree upon what actions ACT will take, to GTC's reasonable satisfaction, in response to the such occurrence:

*Confidential Treatment has been requested for the marked portion.

              i. if ACT is unable to develop and produce cloned Transgenic Cattle for GTC under this Agreement, and such inability lasts for more than one hundred twenty (120) days longer than the agreed-upon date of delivery of such Transgenic Cattle;

              ii. Subject to Section 5.1, ACT is unable or unwilling to make the investments in the physical and human resources deemed reasonably necessary by the Liaison Committee for ACT to perform its obligations under this Agreement;

              iii. failure by ACT to institute appropriate procedures against bovine spongiform encephalopathy and/or other similar infectious agents, as set forth in Section 4.2(c), above; or

              iv. any person or entity not previously an ACT Affiliate acquires all or a controlling interest in the equity of ACT or any of its Affiliates, or of all or substantially all of the assets of ACT, without the agreement of such party to be bound by this Agreement.

         b. Performance Failure. If ACT fails to take appropriate action, to GTC's reasonable satisfaction, in response to the occurrence of any of the events listed in Section 7.10(a), above, within sixty
              (60) days of the occurrence of such event, or if at any time ACT ceases its operations, GTC may declare that a "Performance Failure" has occurred. GTC shall notify ACT promptly in writing upon the declaration or occurrence of any Performance Failure.
              In the event of a Performance Failure, GTC may, at its sole option and without prejudice to any other remedy it may have, terminate this Agreement under Section 10, below, and thereafter manufacture itself or have manufactured all or any part of its requirements for Transgenic Cattle, and/or the proteins/products produced in such Transgenic Cattle, utilizing the ACT Patent Rights and ACT Technology. ACT, at GTC's cost and expense, shall immediately transfer to GTC the exclusive right to use the ACT Patent Rights and ACT Technology in the Field. In addition, ACT, at GTC's own cost and expense, will promptly and diligently provide GTC with the all reasonable technical assistance, so that GTC may use the ACT Patent Rights and ACT Technology to develop, use, conduct preclinical and clinical studies for, register for governmental medical or pricing approval, manufacture, have manufactured, distribute and/or sell the proteins/products
              produced in the milk of cloned Transgenic Cattle.   In the event
              GTC elects to manufacture or have a third party manufacture cloned Transgenic Cattle and/or the proteins/products produced in such clone Transgenic Cattle, GTC shall pay ACT a fee, to be negotiated by the Parties, as compensation to ACT for GTC's use of such manufacturing rights.

8.  Confidential Information.

    8.1. Nondisclosure of Confidential Information. Neither party shall directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any person outside its organization any of the other Party's Confidential Information. Each Party may disclose the other Party's Confidential Information to persons within its organization and to its Affiliates which have a need to receive such Confidential Information in order to further the purposes of this Agreement and who/which are bound to protect the confidentiality of such Confidential Information, as set forth in Section 8.3, below. Each Party may disclose the other Party's Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the other Party.

    8.2. Use of Confidential Information. Each Party shall use the other Party's Confidential Information solely for the purposes contemplated in this Agreement or for such other purposes as may be agreed upon by the Parties in writing.

    8.3. Agreements with Personnel and Third Parties. The Parties have or shall obtain agreements with all personnel and third parties who will have access to the other Party's Confidential Information which impose comparable confidentiality obligations as are set forth in this Agreement on such personnel and third parties.

9.  Warranties and Indemnity.

    9.1. Warranty by ACT. ACT represents and warrants to GTC that, with respect to the hSA and other proteins/products produced by or on behalf of ACT under this Agreement, and the Transgenic Cattle which produce such hSA and other proteins/products:

         a. ACT shall have the unrestricted right to transfer good and marketable title to such proteins/products, the milk containing such proteins/products and/or the Transgenic Cattle in which such proteins/products and milk are produced, to GTC pursuant to this Agreement, free and clear of any lien, charge or encumbrance created or permitted by ACT;

         b. such proteins/products, milk and Transgenic Cattle conform with the applicable specifications established by the Liaison Committee;

         c. such proteins/products and milk are not (i) adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Federal Food, Drug and Cosmetic Act, as such Act and laws are constituted and effective at the time of delivery, or (ii) an article which may not be introduced into interstate commerce under the provisions of Sections 404, 505 or 512 of such Act, as amended;

         d. such proteins/products, milk and Transgenic Cattle have been manufactured in accordance with all current material applicable federal, state and local laws and regulations relating to ACT's activities under this Agreement, including without limitation applicable GMPs and GAPs; and

         e. with respect to the ACT Patent Rights and ACT Technology only, the commercialization of such proteins/products will not infringe the patent or other intellectual property rights of any third party

         ACT further represents and warrants to GTC that the execution of, and performance of the transactions contemplated by, this Agreement have been approved by the ACT board of directors and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement to which ACT is a party or by which ACT is bound.

    9.2. Indemnification by ACT. ACT agrees to defend, indemnify and hold harmless GTC and its Affiliates, agents, directors, officers and employees, at ACT's cost and expense, from and against any and all losses, costs, liabilities, damages, fees and expenses, including reasonable attorneys' fees and expenses (collectively, "Liabilities") incurred in connection with any claim, action or proceeding arising out of or in connection with ACT's breach of this Agreement, including, without limitation, the warranties set forth herein, regardless of the form in which any such claim is made; provided that such defense and indemnification shall not apply to the extent that the existence or incurrence of any such Liabilities is attributable to any negligence or willful misconduct of, or material breach of this Agreement by, GTC.

    9.3. Indemnification by GTC. GTC agrees to defend, indemnify and hold harmless ACT and its Affiliates, agents, directors, officers and employees, at ACT's cost and expense, from and against any and all Liabilities incurred in connection with any claim, action or proceeding arising out of or in connection with (a) the making, using, development, testing, registration, distribution, and/or sale of any proteins/products produced by ACT in Transgenic Cattle under this Agreement or (b) GTC's breach of this Agreement, regardless of the form in which any such claim is made; provided that such defense and indemnification shall not apply to the extent that the existence or incurrence of any such Liabilities is attributable to any negligence or willful misconduct of, or material breach of this Agreement by, ACT.

    9.4. Limitation of Liability. Neither Party will be liable for any indirect, incidental, consequential or special damages of any type or kind (including, without limitation, lost profits) arising out of this Agreement, whether any such damages are based on a claim of negligence, strict liability, breach of warranty or otherwise.

    9.5. Insurance. Prior to the commencement of the first Phase I clinical trial of any proteins/products produced in Transgenic Cattle developed by ACT under this Agreement, each Party shall obtain and maintain, at all times during the term of this Agreement, general liability insurance with appropriate bodily injury, death and property damage limits. Upon request, a Party shall furnish a certificate of insurance signed by an authorized representative of its insurance underwriter evidencing such coverage and providing for at least thirty (30) days prior written notice of any cancellation, termination or reduction of coverage.

    9.6. Indemnification Claims. Each Party shall give the other Party prompt notice of any claim for which indemnification under this Section 9 is or may be applicable. The indemnifying Party shall be required to provide and be entitled to control the defense of any claim covered hereunder with counsel reasonably satisfactory to the other Party which may, at its own expense, participate in the defense of any claim after the indemnifying Party assumes control of the defense thereof.


10. Term and Termination.

   10.1. Term. The term of this Agreement shall commence on the Effective Date and shall continue indefinitely unless terminated as provided in this Section 10.

   10.2. Termination for Breach. Each Party shall be entitled to terminate this Agreement by written notice to the other Party in the event that the other Party shall be in default of any of its material obligations hereunder, and shall fail to remedy any such default within sixty (60) days after notice thereof by the non-breaching Party. Any such notice shall specifically state that the non-breaching Party intends to terminate this Agreement in the event that the breaching Party shall fail to remedy the default.
         Upon any termination of this Agreement pursuant to this Section 10.2, neither Party shall be relieved of any obligations incurred prior to such termination, including, without limitation, royalty payments and payment for work undertaken by ACT but not yet paid by GTC according to the terms of this Agreement.

   10.3. Survival of Obligations; Return of Confidential Information. Notwithstanding any termination of this Agreement, the obligations of the Parties under Sections 7.1, 7.2, 7.3, 7.4, 7.5, , 7.8, 7.9,
         7.10(b), 8, 9, 10 and 11, as well as under any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable. Upon any termination of this Agreement pursuant to Section 10.2 hereof, each Party shall promptly return to the other Party all written Confidential Information, and all copies thereof, of the other Party.

11. Miscellaneous.

   11.1. Publicity. Neither Party, nor any of its Affiliates, shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement between the Parties, without the prior written approval of the other Party, which approval shall not be unreasonably withheld, except as otherwise required by law. It is expressly understood that nothing in this Section 11.1 shall prevent a Party from making a disclosure in connection with any required filings with the Securities and Exchange Commission or in connection with the offering of securities or any financing.

   11.2. No Implied Licenses. No implied licenses are granted pursuant to the terms of this Agreement. No license rights shall be created by implication or estoppel.

   11.3. No Agency. Nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party, or both Parties as joint venturers or partners for any purpose. Each Party shall be an independent contractor, not an employee or partner of the other Party, and the manner in which each Party renders its services under this Agreement shall be within its sole discretion. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

   11.4. Notice. All notices required under this Agreement to be given by one Party to the other shall be in writing and shall be given by addressing the same to the other at the address or facsimile number set forth below, or at such other address or facsimile number as either may specify in writing to the other. All notices shall become effective three (3) days after deposit in the United States Mail with proper postage for first class registered or certified mail prepaid, return receipt requested, or if promptly confirmed by mail as provided above, when dispatched by facsimile.

              GTC: Genzyme Transgenics Corporation
                   Five Mountain Road
                   Framingham, Massachusetts 01701-9322
                   Telecopier (508) 370-3793
                   Attn: Vice President and General Counsel

              ACT: Advanced Cell Technology, Inc.
                   One Innovation Drive
                   Worcester, Massachusetts 01605
                   Telecopier: (508) 756-0931
                   Attn: President and CEO

   11.5. Assignment. This Agreement, and the rights and obligations hereunder, may not be assigned or transferred, in whole or in part, by either Party without the prior written consent of the other Party, except that (a) either Party may assign this Agreement to an Affiliate, provided that such Party remains primarily liable and/or responsible for the performance of such obligations and such Affiliate, and provided further that such Affiliate agrees to be bound to the terms and conditions of this Agreement and (b) either Party may transfer this Agreement in connection with the merger, consolidation or sale of all or substantially all of that Party's assets.

   11.6. Force Majeure. Except with respect to the payment of monies due hereunder, and the responsibility to maintain the Confidential Information in confidence, neither Party shall be responsible for failure to perform hereunder or for any loss or damage due to causes beyond its reasonable control, including, but not limited to, governmental requirements, inability to obtain required export licenses, work stoppages, fires, civil disobedience, embargo, war, riots, rebellions, earthquakes, strikes, floods, water and the elements, inability to secure equipment, raw materials or transport, acts of God, and similar occurrences. Performance shall be resumed as soon as possible after the cessation of such cause. Notice to this effect ("Notice of Force Majeure") shall be given in a manner prescribed in Section 11.4 hereof at once to the other Party. The existence of such causes of delay shall justify the suspension of performance hereunder by either party and shall extend the time for such performance for a period equal to the period of delay; provided however, that if such period of delay shall exceed ninety (90) days from the receipt of Notice of Force Majeure, either Party may terminate this Agreement upon written notification to the other.

   11.7. Non-Solicitation. During the Term of this Agreement and for a period of one (1) year thereafter, neither Party may solicit any person who is employed by or a consultant to the other Party or any Affiliate of such Party to terminate such person's employment by or consultancy to such Party or such Affiliate. As used herein, the term "solicit" shall include, without limitation, requesting, encouraging, assisting or causing, directly or indirectly, any such employee or consultant to terminate such person's employment with or consultancy to such Party or Affiliate.

   11.8. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the Parties. The parties acknowledge and agree that there are no representations, warranties, arrangements, promises or agreements outstanding between them, whether oral or in writing, other than those contained or referred to in this Agreement.

   11.9. No Modification. This Agreement may be changed only by a writing signed by the Parties.

  11.10. Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

  11.11. Waiver. The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power, or privilege by such Party.

  11.12. Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad or invalid, illegal or unenforceable in any jurisdiction, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law in conformance with its original intent.

  11.13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

  11.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

  11.15. Dispute Resolution. In the event the Parties are unable to resolve any issue which properly comes before it within sixty (60) days, senior executives from each of GTC and ACT shall meet promptly following a notice from either Party in order to discuss and resolve, within sixty (60) days, the outstanding issues facing the Parties. If GTC and ACT fail to reach agreement during this sixty
         (60) day period, the senior executive representatives of GTC and ACT shall meet promptly with a mediator acceptable to GTC and ACT in order to continue to discuss and resolve the outstanding issues facing GTC and ACT. The costs of such mediation will be borne equally by the Parties. Thereafter, any dispute which remains unresolved by the Parties shall be resolved by arbitration in New York City, New York in accordance with the Commercial Rules of Arbitration of the American Arbitration Association.

  11.16. Applicable Law. This Agreement shall in all events and for all purposes be governed by, and construed in accordance with, the law of The Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

         IN WITNESS WHEREOF, duly-authorized representatives of the parties have signed this Agreement as of the Effective Date.

GENZYME TRANSGENICS CORPORATION

By  /s/ Michael W. Young
    ---------------------

Print Name: Michael W. Young

Title  Vice President, Commercial Development
       ---------------------------------------
       duly authorized

ADVANCED CELL TECHNOLOGY, INC.

By  /s/ Steve Parkinson
    --------------------

Print Name: Steve Parkinson

Title:  President
       ----------------
        duly authorized

                                      Schedule A
                                  ACT Patent Rights


                                       Serial No./         Filing Date/
Title              1st Inventor        Patent No.          Grant Date

Cultured inner     Stice, Steven       US 08/626,054       April 1, 1996
cell mass cell
lines derived
from ungulate                          PCT/US97/04736      March 24, 1997
embryos

Embryonic or       Robl, James         US 08/699,040       August 19, 1996
stem-like cell
lines produced
by cross
species nuclear                        PCT/US97/12919      July 28, 1997
transplantation

[*]

*Confidential Treatment has been requested for the marked portion.

                                      Schedule B
                                 hSA Project Summary

[*]

*Confidential Treatment has been requested for the marked portion.